UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 23, 2014

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 1331
Milwaukee, WI 53201
(414) 221-2345

001-01245	WISCONSIN ELECTRIC POWER COMPANY	39-0476280
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201
(414) 221-2345

The name and address of each registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WISCONSIN ENERGY CORPORATION
WISCONSIN ELECTRIC POWER COMPANY

ITEM 8.01 OTHER EVENTS.

On December 23, 2014, the Public Service Commission of Wisconsin ("PSCW") authorized rate adjustments related to Wisconsin Electric Power Company's ("WEPCO") and Wisconsin Gas LLC's ("WG") requests to adjust electric, natural gas and steam rates. The PSCW approved the following rate adjustments:

Electric Rates

•
A net bill increase related to non-fuel costs for WEPCO's Wisconsin retail electric customers of approximately $2.7 million (0.1%). This amount reflects WEPCO's receipt of system support resource payments from the Midcontinent Independent System Operator that are higher than WEPCO anticipated when it filed its rate request in May 2014, as well as an offset of $26.6 million related to a refund of prior fuel costs and the remainder of the proceeds from the 1603 Treasury Grant WEPCO received in connection with its biomass facility. This $26.6 million is being returned to customers in the form of bill credits.

•	An electric rate increase for WEPCO's Wisconsin electric customers of $26.6 million (0.9%) for 2016, related to the expiration of the bill credits provided to customers in 2015.

•	A rate decrease of $13.9 million (-0.5%) in 2015 related to a forecasted decrease in fuel costs. WEPCO will make an annual fuel cost filing, as required, for 2016.

Natural Gas Rates

•	A rate decrease of $10.7 million (-2.4%) for WEPCO's natural gas customers in 2015, with no rate adjustment in 2016.

•	Rate increases of $17.1 million (2.6%) in 2015 and $21.4 million (3.2%) in 2016 for WG's natural gas customers.

Steam Rates

•	An increase of approximately $0.5 million (2.0%) for WEPCO's Downtown Milwaukee (Valley) steam utility customers for 2015, with no rate adjustment in 2016.

•	An increase of $1.2 million (7.3%) for WEPCO's Milwaukee County steam utility customers for 2015, with no rate adjustment in 2016.

These rate adjustments are effective January 1, 2015. In addition, the authorized return on equity for WEPCO and WG was set at 10.2% and 10.3%, respectively. The PSCW also authorized an increase in WG's financial common equity component to an average of 49.5% compared to the current 47.5%, while WEPCO's equity component will remain the same.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/ STEPHEN P. DICKSON
Date: December 29, 2014	Stephen P. Dickson - Vice President and Controller

WISCONSIN ELECTRIC POWER COMPANY
(Registrant)

/s/ STEPHEN P. DICKSON
Date: December 29, 2014	Stephen P. Dickson - Vice President and Controller